                                                                    EXHIBIT 99.1

                        [SYNOVIS LIFE TECHNOLOGIES LOGO]

FROM:                                       FOR:
Padilla Speer Beardsley Inc.                Synovis Life Technologies, Inc.
1101 West River Parkway                     2575 University Ave.
Minneapolis, Minnesota 55415                St. Paul, Minnesota 55114

CONTACT:                                    CONTACT:
Nancy A. Johnson/Marian Briggs              Brett Reynolds, CFO
(612) 455-1745/(612) 455-1742               (651) 796-7300


FOR IMMEDIATE RELEASE
---------------------

SYNOVIS LIFE TECHNOLOGIES ANNOUNCES SECOND-QUARTER RESULTS

INTERVENTIONAL BUSINESS INCREASES REVENUE 18 PERCENT AND REGAINS PROFITABILITY; SURGICAL BUSINESS REVENUE DOWN 10 PERCENT - COLORECTAL AND BARIATRIC CIRCULAR STAPLER STUDIES DRIVE $354,000 INCREASE IN R&D EXPENSE


         ST. PAUL, Minn., May 25, 2005 - Synovis Life Technologies, Inc. (NASDAQ: SYNO), today reported revenue and earnings for the second fiscal quarter ended April 30, 2005.

         Second-quarter consolidated net revenue rose to $14.4 million, a 5 percent increase over $13.7 million in the same period last year. The company reported net income of $41,000, or $0.00 per diluted share, versus net income of $483,000, or $0.04 per diluted share, in the year-earlier period.

         In the first half of fiscal 2005, consolidated net revenue increased 10 percent to $27.8 million from $25.3 million in the first six months of last fiscal year. Consolidated net income was $246,000, or $0.02 per diluted share, compared with $902,000, or $0.08 per diluted share, in the first half of last year.
         "In the April quarter, the interventional business posted healthy sales and income gains, while the surgical business continued to confront the challenges of the gastric bypass market," said Karen Gilles Larson, Synovis Life Technologies president and chief executive officer. "Our top priority is growth in both businesses. We are always evaluating our current markets, as we position the company to capitalize on new market opportunities. To accelerate surgical business

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Synovis Life Technologies, Inc.
May 25, 2005
Page 2

revenue growth potential, we have moved up planned R&D investments, most notably the preparatory work for the colorectal market evaluation that we expect to begin in the second half of this fiscal year." In the just-completed quarter, R&D expense increased 39 percent, with the surgical business accounting for all of the $354,000 increase in consolidated R&D spending over the year-ago quarter.

         In addition, second-quarter costs in the "corporate and other" category increased 32 percent, or $128,000, over the same period of the prior year primarily due to costs associated with complying with Section 404 of the Sarbanes-Oxley Act and the defense of previously disclosed shareholder litigation.

         Cash, cash equivalents and short-term investments totaled $41.8 million at April 30, 2005, compared to $41.6 million at the end of the fiscal first quarter. Cash provided by operations was $1.0 million in the second quarter, compared to $200,000 in the same period of the prior year. In the current quarter, capital expenditures totaled $1.1 million versus $1.9 million in the second quarter of last year.

INTERVENTIONAL BUSINESS

         Interventional business revenue rose to $8.4 million in the fiscal 2005 second quarter, an 18 percent gain over revenue of $7.1 million in the same period of fiscal 2004. The interventional business reported operating income of $169,000, compared to an operating loss of $306,000 in the year-ago period.

         "We are pleased with the continuing good progress of the interventional business as indicated by its revenue growth and return to profitability," said Larson. "This business has demonstrated that it can be a top-tier supplier to medical manufacturers and is successfully expanding sales with significant current customers, bringing business on-line with new customers and effectively engaging prospective customers. The ongoing operational consolidation of two facilities in Lino Lakes and the transfers of manufacturing business to Synovis Caribe in Puerto Rico are strengthening interventional gross margins and operating margins. This consolidation effort encompasses the integration of manufacturing, quality and IT systems." Larson also noted that the interventional business successfully completed re-certification to ISO 9000-2001 as a single unit, rather than two separate units.


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Synovis Life Technologies, Inc.
May 25, 2005
Page 3


         Revenue from manufacturing transferred to Synovis Caribe during the second quarter increased to $1.9 million, up 56 percent from the same quarter of fiscal 2004. In the second quarter, Synovis Caribe added a sales representative to expand the customer base among U.S. medical device manufacturers with operations in Puerto Rico.

SURGICAL BUSINESS

         In the second quarter, surgical business revenue was $6.0 million, down 10 percent from $6.6 million in the year-ago period. The surgical business generated $212,000 in operating income, compared to $1.4 million in the same period last year.

         In the quarter, revenue from Peri-Strips(R), the company's staple line buttress and the surgical business' largest revenue generator, totaled $2.2 million compared to $2.8 million in the year-ago period. The gastric bypass market, which has provided the primary source of Peri-Strips revenue, continues to be in a state of change, affected by various factors which the company has discussed in its previous releases, SEC filings and phone conferences.

         "We continually evaluate sales performance by region and distributor/rep group," said Larson. "Depending on what we ascertain, we focus our resources and implement plans tailored to meet the circumstances of each region and distribution/rep group. We are seeing inconsistent sales performance among groups and/or regions as this fiscal year progresses."

         The company's analysis of the mixed account activity in the second quarter and six months ended April 30, 2005, underscores the unsettled nature and complexity of the current gastric bypass market. The company continues to gain new Peri-Strip accounts, while other Peri-Strip accounts have decreased the amount of their orders, or ceased ordering, and still other accounts have increased the amounts ordered. The underlying reasons vary by account and, the company believes, come from one or more of the multiple factors impacting the gastric bypass market which the company has discussed.

         Larson said, "Given the continued revenue decreases into the second quarter, the company has decided to add several personnel who will work in concert with our distributors and reps in an effort to drive sales of our surgical products, especially Peri-Strips." The company does not expect to see revenue gains in the near term from any resources added in the third quarter given the time required to identify good candidates, the selection process and training required before they are sent into the field.

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Synovis Life Technologies, Inc.
May 25, 2005
Page 4

         An estimated 15 million Americans are considered to be morbidly obese. Overall, the health benefits of gastric bypass surgery have been shown to be substantial. Estimates indicate that less than one percent of that number has been treated surgically in each of the last several years.

         Larson commented, "We believe that our recent controlled release of Peri-Strips Dry with Veritas(R) Collagen Matrix (PSD Veritas) keeps us in the leadership position in all meaningful aspects of buttress technology. In addition, we expect to introduce to the market a Veritas-based circular stapler buttress for use in bariatric surgery in the last half of this fiscal year. Today, there are no buttresses for circular staplers on the market."

         PSD Veritas is an expansion of the company's Veritas tissue technology platform. Veritas, the company's patented remodelable biomaterial, acts as a scaffold which the body infiltrates with its own cells and develops blood vessels in the implanted tissue. After a period of time, the implant is replaced by tissue which takes on the characteristics of the surrounding area at the cellular level. Veritas is used as a material for pelvic procedures for women, and second-quarter Veritas revenue in these applications was $198,000, up 38 percent over the year-ago period.

         Synovis is in the beginning stages of a prospective, randomized clinical market evaluation of the use of PSD Veritas for circular staplers in colorectal surgery for colon cancer. These surgeries employ circular staplers with larger diameters than those used in bariatric surgery. The clinical market evaluation is expected to begin in the second half of fiscal 2005 and include at least 15 clinical sites. Enrollment in the study could be as high as 950 patients.

         "Colorectal surgeries are considered to have an average leak rate of approximately 7 percent," Larson stated. "Although it is as yet unproven in clinical practice, we believe that PSD Veritas can significantly improve outcomes in these difficult procedures and we intend to aggressively pursue this opportunity." The company indicated that the study, which has attracted leading colorectal surgeons as investigators, may require a sizeable investment, but if successful, could open doors to the colorectal market, which may represent the largest market opportunity to date for the surgical business. Based on relevant procedures and current expected pricing, Synovis now estimates this could be an annual global market opportunity in excess of $200 million.

         The study and related follow-up could span up to three years, with the opportunity to bring the product to market at various points along the way, depending on the rate of enrollment, data collection and outcomes. The number of patients and length of the study will determine its final cost.


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Synovis Life Technologies, Inc.
May 25, 2005
Page 5


         Microsurgery product sales rose to $640,000 in the second quarter, a 25 percent increase over the year-earlier period. The primary revenue contributor was the Microvascular Anastomotic Coupler and instrumentation, which microsurgeons in several specialties use to connect extremely small arteries or veins without sutures. The second-largest contributor to microsurgery revenue was the Neurotube(R), a product used by surgeons to assist in the regeneration of severed nerves, which Synovis acquired in December 2004.

CONFERENCE CALL AND WEBCAST

         Synovis Life Technologies will host a live Webcast of its fiscal second-quarter conference call today, May 25, at 10:00 a.m. CT to discuss the company's results. To access the live Webcast, go to the investor information section of the company's Web site, www.synovislife.com, on the day of the conference call and click on the Webcast icon. A Webcast replay will be available beginning at noon CT, Wednesday, May 25, 2005.

         If you prefer to listen to an audio replay of the conference call, dial
(800) 405-2236 and enter access number 11027686. The audio replay will be available beginning at noon CT on Wednesday, May 25, through 6:00 p.m. CT on Friday, May 27.

ABOUT SYNOVIS LIFE TECHNOLOGIES

         Synovis Life Technologies, Inc., based in St. Paul, Minn., is a diversified medical device company engaged in developing, manufacturing and bringing to market medical devices for the surgical and interventional treatment of disease. For additional information on Synovis Life Technologies and its businesses, visit the company's Web site at www.synovislife.com.

         Forward-looking statements contained in this press release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The statements can be identified by words such as "should", "could", "may", "will", "expect", "believe", "anticipate", "estimate", "continue", or other similar expressions. Certain important factors that could cause results to differ materially from those anticipated by the forward-looking statements made herein include the timing of product introductions, the number of certain surgical procedures performed, the level of orders from contract manufacturing customers, the results of the ongoing securities litigation, and the company's ability to effectively transition distribution in the territory affected by the previously announced distribution change, as well as the other factors found in the company's Annual Report on Form 10-K for the year ended October 31, 2004.


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Synovis Life Technologies, Inc.
May 25, 2005
Page 6


SYNOVIS LIFE TECHNOLOGIES, INC.

Condensed Consolidated Results of Operations (unaudited)
(In thousands, except per share data)

                                        Three Months Ended                Six Months Ended
                                            April 30                           April 30
                                     2005              2004             2005              2004
                                     ----              ----             ----              ----

Net revenue                        $ 14,366          $ 13,743         $ 27,789          $ 25,262
Cost of revenue                       8,966             8,098           17,162            13,999
Gross margin                          5,400             5,645           10,627            11,263
Gross margin percentage                  38%               41%              38%               45%
Selling, general and
     administrative                   4,238             4,091            8,400             8,248
Research and development              1,264               910            2,172             1,804
Other                                    50                --               86                --
Operating income (loss)                (152)              644              (31)            1,211
Interest, net                           197                58              382               125
Income before provision for
     income taxes                        45               702              351             1,336

Provision for income taxes                4               219              105               434

Net income                         $     41          $    483         $    246          $    902

Basic earnings per share           $   0.00          $   0.04         $   0.02          $   0.08
Diluted earnings per share         $   0.00          $   0.04         $   0.02          $   0.08


Weighted average basic
   shares outstanding                11,762            11,497           11,744            11,459
Weighted average diluted
     shares outstanding              12,006            11,992           12,004            12,017



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Synovis Life Technologies, Inc.
May 25, 2005
Page 7


Business Segment Information (unaudited)
(In thousands)

                                       Three Months Ended                  Six Months Ended
                                            April 30                            April 30
                                     2005              2004              2005              2004
                                     ----              ----              ----              ----
Net revenue
    Surgical business              $  5,950          $  6,614          $ 12,493          $ 13,300
    Interventional business           8,416             7,129            15,296            11,962
                                   --------          --------          --------          --------
    Total                          $ 14,366          $ 13,743          $ 27,789          $ 25,262

Gross margin
    Surgical business              $  3,582          $  4,358          $  7,492          $  8,703
    Interventional business           1,818             1,287             3,135             2,560
                                   --------          --------          --------          --------
    Total                             5,400          $  5,645          $ 10,627          $ 11,263

Gross margin percentage
    Surgical business                    60%               66%               60%               65%
    Interventional business              22%               18%               21%               21%
    Total                                38%               41%               38%               45%

Operating income (loss)
    Surgical business              $    212          $  1,355          $  1,089          $  2,845
    Interventional business             169              (306)             (106)             (824)
    Corporate and other                (533)             (405)           (1,014)             (810)
                                   --------          --------          --------          --------
    Total                          $   (152)         $    644          $    (31)         $  1,211








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Synovis Life Technologies, Inc.
May 25, 2005
Page 8


SYNOVIS LIFE TECHNOLOGIES, INC.

Condensed Consolidated Balance Sheets (unaudited)
As of April 30, 2005, and October 31, 2004
(in thousands, except share and per share data)

                                                                    April 30,     October 31,
                                                                      2005           2004
                                                                     -------        -------
ASSETS
Current assets:
Cash and cash equivalents                                            $ 5,745        $15,369
Short-term investments                                                36,060         26,931
Accounts receivable, net                                               7,735          7,722
Inventories                                                           10,405         11,591
Other                                                                  3,503          3,555
                                                                     -------        -------
    Total current assets                                              63,448         65,168


Property, plant and equipment, net                                    14,049         13,704
Goodwill and other intangible assets, net                              7,759          6,853
                                                                     -------        -------
         Total assets                                                $85,256        $85,725
                                                                     =======        =======

LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
Accounts payable and accrued expenses                                $ 5,264        $ 6,457
Current maturities of capital lease obligations                           15             40
                                                                     -------        -------
         Total current liabilities                                     5,279          6,497


Deferred income tax liability, net                                     1,227          1,227
                                                                     -------        -------
    Total liabilities                                                  6,506          7,724
                                                                     -------        -------


Shareholders' equity:
Preferred stock: authorized 5,000,000 shares of $.01 par
     value; none issued or outstanding at both dates
Common stock: authorized 20,000,000 shares of $.01 par value;
      issued and outstanding, 11,796,928 and
      11,713,700 at April 30, 2005 and October 31, 2004,                 118            117
      respectively
Additional paid-in capital                                            73,116         72,614
Retained earnings                                                      5,516          5,270
                                                                     -------        -------
    Total shareholders' equity                                        78,750         78,001
                                                                     -------        -------
    Total liabilities and shareholders' equity                       $85,256        $85,725
                                                                     =======        =======


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